Exhibit 8.2

[Letterhead of Hogan Lovells US LLP]

August 22, 2013

Board of Trustees

Colonial Properties Trust

2101 Sixth Avenue North

Suite 750

Birmingham, Alabama 35203

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the proposed merger (the “Merger”) of Colonial Properties Trust, an Alabama real estate investment trust (“Colonial”), with and into Mid-America Apartment Communities, Inc., a Tennessee corporation (“MAA”), with MAA surviving the Merger, pursuant to that certain Agreement and Plan of Merger, and the exhibits thereto, by and among MAA, Mid-America Apartments, L.P., a Tennessee limited partnership, Martha Merger Sub, L.P., a Delaware limited partnership, Colonial, and Colonial Realty Limited Partnership, a Delaware limited partnership, dated as of June 3, 2013 (the “Merger Agreement”).

In connection with the preparation of this opinion, we have examined, and with your consent relied upon, without any independent investigation or review thereof, the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) the Form S-4 Registration Statement filed with the Securities and Exchange Commission (the “Registration Statement”) including the Joint Proxy Statement/Prospectus of MAA and Colonial; (3) officer’s certificates delivered by each of MAA and Colonial and both dated as of the date hereof (the “Tax Certificates”); and (4) such other instruments and documents related to the formation, organization and operation of MAA and Colonial or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate (the documents described in clauses (1) through (4), collectively the “Reviewed Documents”). In addition, we have reviewed the form of opinion of counsel to be received by MAA from Goodwin Procter and filed as an exhibit to the Registration Statement, with respect to the tax consequences of the Merger (the “Goodwin Procter Opinion”).

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Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (which with your consent we are relying upon, and upon which our opinion is premised, without any independent investigation or review thereof) that:

1.        (1) All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, and that all copies are accurate, (2) all signatures are genuine, and (3) the proper execution of all documents that are executed.

2.        There has been (or will be by the “Parent Merger Effective Time” (as such term is defined in the Merger Agreement) or other time as contemplated in the Merger Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

3.        To the extent relevant to our opinion, all representations, warranties, and statements made or agreed to by MAA, MAA LP, and Merger Sub, and by Colonial and Colonial LP, their respective managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, those in the Reviewed Documents (including the Tax Certificates but, for these purposes, but not including the Registration Statement), have been and will be, true, complete and accurate in all respects; any representation or statement made in the Tax Certificates “to the best of knowledge,” “to the knowledge,” or “to the actual knowledge” of any person(s) or party(ies) or similarly qualified is true, correct and complete as if made without such qualification.

4.        All representations, warranties, and statements made or agreed to by MAA, MAA LP, and Merger Sub, and by Colonial and Colonial LP, and by their respective managements, employees, officers, directors, and stockholders in the Registration Statement, insofar as they relate to tax matters or the Merger and/or any other action or transaction to be undertaken in connection with or pursuant to the Merger Agreement, have been and will be, true, complete and accurate in all respects.

5.        The Merger Agreement is valid and binding in accordance with its terms. The Merger and the “Partnership Merger” (as defined in the Merger Agreement) will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment, waiver, or breach thereof) and as described in the Registration Statement. The Merger will qualify as a merger under the applicable laws of Alabama and Tennessee.

6.        Each of Colonial and MAA will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder.

7.        Commencing not later than its taxable year ended December 31, 2004, MAA has qualified, and through its taxable year which includes the Parent Merger Effective Time (as defined above), will continue to qualify, as a real estate investment trust under Subchapter M of the Code (a “REIT”).

8.        Commencing not later than its taxable year ended December 31, 2004, Colonial has qualified, and through its taxable year that ends with the Parent Merger Effective Time (as defined above) will continue to qualify, as a REIT; and

9.        The Goodwin Procter Opinion is being delivered to MAA concurrently herewith in the form provided to us and has not been and will not be modified or withdrawn.

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Opinion

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Merger, when effective, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.        The opinion set forth in this letter is based on relevant current provisions of the Code, and the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Neither MAA nor Colonial has requested a ruling from the IRS as to any of the U.S. federal income tax consequences addressed in this opinion (and no such ruling will be sought). Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein.

2.        This letter addresses only the specific tax opinions set forth above. Our opinion does not address any other U.S. federal, state, local or non-U.S. tax consequences that will or may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger or contemplated by the Merger Agreement).

3.        Our opinion set forth herein is based upon, among other things, the description of the contemplated transactions (including the Merger) as set forth in the Registration Statement. No opinion is expressed as to any transaction other than those set forth in the Merger Agreement and the Registration Statement or to any transaction whatsoever, including the Merger, unless all the transactions described in the Merger Agreement and the Registration Statement are consummated in accordance with the terms of the Merger Agreement (and also without amendment, waiver or breach of any provision thereof) and the description thereof set forth in the Registration Statement, and also unless all of the representations, warranties, statements and assumptions upon which we have relied are true, complete, and accurate in all material respects at all times. In the event that the actual facts relating to any aspect of the contemplated transactions (including the Merger) differ from the terms of the Merger Agreement (without amendment, waiver or breach of any material provision thereof) or the descriptions set forth in the Registration Statement, or if any one of the representations, warranties, statements, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

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This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We undertake no responsibility to advise you or any other person by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the section in the Registration Statement titled “Material U.S. Federal Income Tax Consequences of the Merger – Tax Opinions from Counsel Regarding the Parent Merger” and “Legal Matters” sections of the Registration Statement. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP